Three Canal Plaza
Portland, Maine 04101
(844) 805-5628
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INFORMATION STATEMENT
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October 21, 2024

This document is an Information Statement for the shareholders of the Acuitas US Microcap Fund (the "Fund"), a series of Forum Funds II (the “Trust”). The purpose of this Information Statement is to provide you with information regarding the approval by the Board of Trustees of the Trust (the “Board”) of Diamond Hill Capital Management, Inc. (“Diamond Hill”) as a subadviser to the Fund, pursuant to a new investment subadvisory agreement between Acuitas Investments, LLC (the “Adviser”) and Diamond Hill, effective September 19, 2024 (the “New Subadvisory Agreement”). Under the New Subadvisory Agreement, Diamond Hill provides advisory services to a portion of the Fund’s portfolio (the “Managed Portion”).

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of September 30, 2024 (the “Record Date”) on or about October 21, 2024.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.
THIS IS FOR YOUR INFORMATION ONLY.

Background

Acuitas Investments, LLC, located at 520 Pike Street, Suite 1221, Seattle, WA 98101, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”).  Under the Advisory Agreement, the Adviser is primarily responsible for the day-to-day management of the Fund. In addition, subject to the supervision of the Adviser and the Board, various asset managers serve as subadvisers to the Fund and are responsible for the day-to-day portfolio management of the Fund’s assets, as further described in the Fund’s prospectus. The portion of the Fund's portfolio managed by a subadviser will be determined from time to time by the Adviser, potentially in consultation with such subadviser, subject to capacity constraints.

The U.S. Securities and Exchange Commission (“SEC”) has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and such subadvisers; and (iii) terminate and/or hire unaffiliated subadvisers without obtaining approval of the Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (the “Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the New Subadvisory Agreement.

Information about the Adviser

The Adviser oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, as initially approved by the Board, including a majority of Board members not considered to be “interested persons” of the Fund under the Investment Company Act of 1940, as amended (“Independent Trustees”), on June 12, 2014, and most recently renewed by the Board at an in-person meeting held June 13, 2024.

The Fund pays the Adviser an advisory fee of 1.25% of the average daily net assets of the Fund. For the fiscal year ended June 30, 2024, the advisory fee owing to the Adviser under the Advisory Agreement was $851,844. The Adviser has contractually agreed to waive its fee and/or reimburse Fund expenses to limit the total annual fund operating expenses (excluding all taxes, interest, portfolio transaction expenses, acquired fund fees and expenses, proxy expenses, and extraordinary expenses) of Institutional Shares to 1.50% and Investor Shares to 1.75% through at least November 1, 2025. The Adviser may not discontinue or reduce its obligations under this waiver and reimbursement obligation without the approval of the Board.  For the fiscal year ended June 30, 2024, the Adviser waived $286,688 (or 0.42%) in order to keep the expenses of the Fund within the above-referenced cap. In addition, the Adviser is responsible for payment of all subadvisory fees and pays the subadvisers to the Fund directly out of the advisory fees it receives. The aggregate amount paid by the Adviser to its subadvisers for the fiscal year ended June 30, 2024 was $339,611 (or 0.50%). As a result of the Adviser’s expense waiver and subadviser obligations, the actual advisory fee rate retained by the Adviser for the fiscal year ended June 30, 2024 was approximately $225,545 (or 0.33%).

Information about the Subadviser

Diamond Hill Capital Management, Inc.

Diamond Hill Capital Management, Inc., 325 John H. McConnell Blvd, Suite 200, Columbus, OH 43215, is registered as an investment adviser under the Advisers Act and is a wholly-owned subsidiary of Diamond Hill Investment Group, Inc. (the “Parent”). Diamond Hill registered with the SEC as an investment adviser in 1988 and the Parent incorporated in 1990. Diamond Hill provides investment advisory services to individuals, high net worth individuals, investment companies, pooled investment vehicles, pension and profit-sharing plans, charitable organizations, state or municipal government entities, other investment advisers, insurance companies and corporations or other businesses. Diamond Hill is not an affiliated person of the Adviser.

Diamond Hill employs a US microcap value strategy for the Managed Portion of the Fund. This strategy consists of a core investment philosophy focused on quality, value, and growth. The portfolio managers at Diamond Hill who are responsible for the day-to-day management of the Managed Portion are Aaron Monroe, John Loesch, and Tyler Ventura.

No officers or Trustees of the Trust were officers, employees, directors, general partners, or shareholders of Diamond Hill. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Diamond Hill, any parent or subsidiary of Diamond Hill, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of Diamond Hill.  The address of each individual listed below is c/o Diamond Hill Capital Management, Inc., 325 John H. McConnell Blvd, Suite 200, Columbus, OH 43215.

Name	Principal Occupation
Heather Brilliant	Chief Executive Officer
Thomas Edward Line	Chief Financial Officer and Treasurer
Jo Ann Quinif	President and Chief Client Officer

The New Subadvisory Agreement

The New Subadvisory Agreement became effective on September 19, 2024. The New Subadvisory Agreement provides that Diamond Hill is responsible for, among other things (i) making decisions with respect to all purchases and sales of securities and other investment assets with respect to the Managed Portion; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased in the Managed Portion and providing voting information to the Fund and their agents in relation to the Fund’s annual proxy voting reports filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The New Subadvisory Agreement provides that Diamond Hill is not responsible for any action taken or omitted, except for liability resulting from Diamond Hill’s bad faith, willful misfeasance or gross negligence in the performance of its duties or obligations under the New Subadvisory Agreement or by reason of their reckless disregard of such duties and obligations. The New Subadvisory Agreement does not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The New Subadvisory Agreement will continue in effect for an initial term of no more than two years. Thereafter, the New Subadvisory Agreement will continue in effect for the Fund only if approved annually by a majority of the Independent Trustees and either by the Board or by vote of a majority of the outstanding voting securities of the Fund.
The New Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders, or on 60 days' notice by the Adviser or Diamond Hill, respectively. Pursuant to the Investment Company Act, the New Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of the Fund's Advisory Agreement with the Adviser.

Board Considerations in Approving the New Subadvisory Agreement

At the September 19, 2024 Board meeting (the “September meeting”), the Board, including the Independent Trustees, met in person and considered the approval of a new investment subadvisory agreement between the Adviser and Diamond Hill pertaining to the Fund.

In preparation for its deliberations, the Board requested and reviewed written responses from Diamond Hill to a due diligence questionnaire circulated on the Board’s behalf concerning Diamond Hill’s personnel, operations, financial condition, performance, compensation, and services to be provided to the Managed Portion. The Board also discussed the materials with Independent Legal Counsel and, as necessary, with the Trust's administrator. During its deliberations, the Board received an oral presentation from the Adviser and Diamond Hill and was assisted by the advice of Independent Legal Counsel.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of Diamond Hill and the Adviser and discussed Diamond Hill’s personnel, operations and financial condition. In this context, the Board considered the adequacy of Diamond Hill’s resources and the quality of services to be provided by Diamond Hill under the Diamond Hill Subadvisory Agreement. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at Diamond Hill who would have responsibility for the Managed Portion. The Board considered the investment philosophy and decision-making processes of those professionals and the capability and integrity of Diamond Hill’s senior management and staff.

The Board also evaluated the anticipated quality of Diamond Hill’s services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser’s recommendation with respect to Diamond Hill. The Board noted Diamond Hill’s representation that it is financially stable and able to provide investment advisory services to the Fund. The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by Diamond Hill under the New Subadvisory Agreement.

Costs of Services and Profitability

The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the New Subadvisory Agreement. The Board considered information regarding the costs of services provided or profits to be realized by Diamond Hill from its relationship with the Fund but emphasized the arm’s-length nature of the relationship between the Adviser and Diamond Hill with respect to the negotiation of the subadvisory fee rate that would apply. The Board concluded that Diamond Hill’s profitability was not a material factor in determining whether to approve the New Subadvisory Agreement.

Performance

Recognizing that Diamond Hill had not yet managed any portion of the Fund, the Board evaluated the Adviser’s assessment of Diamond Hill’s historical performance in managing other investment accounts with similar investment strategies to the one to be employed for the Managed Portion, noting the Adviser had expressed satisfaction with the performance of Diamond Hill and that the Adviser had recommended the approval of the New Subadvisory Agreement. Based on the Adviser’s evaluation of Diamond Hill’s performance and other relevant facts and circumstances, the Board concluded that Diamond Hill’s management of the Managed Portion could benefit the Fund and its shareholders.

Compensation

The Board reviewed Diamond Hill’s proposed compensation for providing subadvisory services to the Fund and noted that the total advisory fee paid by the Fund would not change because the subadvisory fees are paid by the Adviser and not the Fund. The Board thus did not focus on information regarding the proposed compensation to be paid to Diamond Hill as a result of its relationship with the Fund, noting instead the arm’s-length nature of the relationship between the Adviser and Diamond Hill with respect to the negotiation of the subadvisory fee rate that would apply to Diamond Hill. The Board did note, however, that the compensation to be received by Diamond Hill under the New Subadvisory Agreement would be the same as the subadvisory fee received by the Fund’s other subadvisers. As a result, the Board concluded that the proposed compensation for providing subadvisory services to the Fund was not a material factor in considering the approval of the New Subadvisory Agreement.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the New Subadvisory Agreement. The Board noted that because the Adviser, and not the Fund, pays the subadvisory fee, the Fund would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate. Based on the foregoing information and other materials presented, the Board concluded that economies of scale were not a material factor in approving the New Subadvisory Agreement.

Other Benefits

The Board noted Diamond Hill’s representation that, aside from its contractual subadvisory fees, it does not benefit in a material way from its relationship with the Fund. As a result, other benefits accrued by Diamond Hill were not a material factor in approving the New Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies subadvisers whose strategies it seeks to combine to achieve the Fund’s investment objective, the Board gave significant weight to the Adviser’s recommendation that Diamond Hill be appointed as a subadviser to the Fund and to the Adviser’s representation that the appointment of Diamond Hill would positively contribute to the Adviser successfully executing the overall strategy of the Fund. Based on its review, including consideration of each of the factors referenced above, the Board (including a majority of the Independent Trustees) determined, in the exercise of its reasonable business judgment, that the subadvisory arrangement, as outlined in the New Subadvisory Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred by the Fund and such other matters as the Board considered relevant.

Fund Ownership Information

As of the Record Date, there were 6,541,427.794 shares outstanding of the Fund’s Institutional Share class. There were no shares outstanding of the Fund’s Investor Share class. Each share shall be entitled to one vote on any matter in which it is entitled to vote. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following table sets forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Institutional Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
National Financial Services LLC – FBO Customers 499 Washington Blvd. Jersey City, NJ 07310	4,759,959.836	72.77%
Charles Schwab & Co Inc. – FBO Customers 211 Main street San Francisco, CA 94105	1,635,875.447	25.01%

Additional Information

Shareholders can find additional information about the Fund in the Fund’s most recent semi-annual report dated as of December 31, 2023, and in the Fund’s annual report dated as of June 30, 2024. Shareholders may obtain copies of these materials free of charge by calling 1-844-805-5628 or writing to the Fund, c/o Atlantic Fund Administration, LLC (d/b/a Apex Fund Services), Three Canal Plaza, Suite 600, Portland, Maine 04101. Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Fund. Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds II, Atlantic Fund Administration, LLC (d/b/a Apex Fund Services), Three Canal Plaza, Suite 600, Portland, Maine 04101, Attn:  Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Administration, LLC (d/b/a Apex Fund Services), Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.

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